EXHIBIT 4(i)
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         EXCERPTS FROM RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
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Article "FOURTH", as amended, reads as follows:

"FOURTH: Capital Stock. A. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred and Forty Two Million (142,000,000) shares of which One Hundred and Forty Million (140,000,000) shall be Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock").

     B. Provisions Relating to the Preferred Stock. Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

               (i)    The designation of such series.

               (ii)   The number of shares initially constituting such series.

               (iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

               (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference of relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.








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               (v)    Whether or not the shares of such series shall be
                      redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

               (vi) The rights which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

               (vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of the Preferred Stock and the right to have more than one vote per share.

               (viii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

               (ix) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

               (x)    Any other relative rights, preferences and limitations.











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     C.  Provisions Relating to the Common Stock.

               (i) Subject to the preferential dividend rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of part B of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Company.

               (ii) Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of part B of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

               (iii) Except as otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of part B of this Article FOURTH, the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote, and not as a separate class."


Article "FIFTH" reads as follows:

"FIFTH. Board of Directors and By-Laws. All corporate powers shall be exercised by or under the direction of the Board of Directors, except as otherwise provided by statute or by this Certificate of Incorporation, or any amendment thereof, or by the By-Laws. Directors need not be elected by written ballot. The By-Laws may be adopted, amended or repealed by the Board of Directors of the Corporation, except as otherwise provided by law, but any By-Law made by the Board of Directors is subject to amendment or repeal by the stockholders of the Corporation."











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